Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to the Registration Statement No.333-283415 on Form N-14A of our report dated March 14, 2024, relating to the consolidated financial statements and financial highlights of Apollo Debt Solutions BDC (the “Company” or “ADS”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023. We also consent to the references to us under the headings “Senior Securities”, “Financial Highlights “ and “Experts” in the Prospectus, in such Pre-Effective Amendment to the Registration Statement. We also consent to the use in the Pre-Effective Amendment to the Registration Statement on Form N-14A of our report dated March 14, 2024, relating to the information under the heading “Senior Securities”.

/s/ Deloitte & Touche LLP

New York, New York

January 16, 2025